EMPLOYMENT AGREEMENT EXECUTED IN MONTREAL, QUEBEC, ON JUNE 10, 2002



BETWEEN :    TOUCHTUNES MUSIC  CORPORATION,  a corporation  incorporated under the Laws of Nevada.
             (hereinafter referred to as the "CORPORATION")

AND :        Mr. JOHN B. PERRACHON
             45 MAYHEW AVE.
             LARCHMONT, NY
             10538-2740


             (hereinafter referred to as the "EXECUTIVE")


IT IS AGREED AS FOLLOWS:


     WHEREAS the Corporation wishes to retain the services of Executive to provide the services hereinafter described during the term hereinafter set out;


     NOW THEREFORE THIS AGREEMENT WITNESSSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows;

1         TERM

1.1 The Corporation shall employ Executive effective June 10, 2002 for an indefinite term. Executive understands and agrees that he must relocate to the head office of its Canadian subsidiary in Montreal, Quebec, Canada within six (6) months of the start of his employment with the Corporation

2         DUTIES

2.1 The Corporation engages Executive as President and Chief Executive Officer. In such capacity, Executive shall perform such duties and exercise such powers pertaining to the management of the Corporation as are customarily associated with such positions.

2.2 By his acceptance hereof, Executive agrees to devote substantially all of his working time, attention and skill to the Corporation and to make every effort necessary to promote the success of the Corporation's business and perform adequately the duties that are assigned to him.

3         REPORTING PROCEDURES

3.1 Executive shall report directly to the Board of Directors of the Corporation.

4         RENUMERATION

4.1 The annual base salary payable to Executive for his services hereunder shall be $275,000.00 USD, exclusive of bonuses, benefits and other incentive compensation. The annual base salary payable to Executive pursuant to the provisions of the Section 4 shall be payable in accordance with the Corporation's normal practices less any deductions or withholdings required by law. The base salary shall be reviewed annually on or about the Executive's anniversary date for the purpose of considering an increase. Any such increase shall take into account performance considerations and increases in the cost-of-living.

4.2 The Corporation shall provide Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation.

5         STOCK OPTIONS

5.1 Executive shall be granted an option (the "Option") to purchase 1,500,000 shares of the common stock of TouchTunes Music Corporation (hereinafter "TTMC") in conformity with the TouchTunes Music Corporation 2000 Long-Term Incentive Plan. Said options will carry an exercise price of $0.50 or less per share.

5.2 None of the Option shall vest during the first year of employment (except in the case of sections 5.3 and 5.5). However on the first anniversary date of employment, a portion of the Option representing 500,000 shares will vest immediately. Effective the first anniversary date, the balance of the Option will begin vesting over a two-year period in equal quarterly installments of 125,000 shares each.

5.3 As soon as the Executive relocates to Montreal, the Option will begin vesting quarterly at the rate of 125,000 shares retroactively from the effective date of the Agreement.

5.4 Should CDP Capital Communications and CDP Sofinov exercise their option to convert the outstanding Unsecured Loan Facility into Common Shares of the Corporation at $0.50 per share, the Corporation will provide additional options to compensate for the dilutive effect of such exercise so as to provide to Executive the same percentage of the outstanding shares as of the date of this Agreement if he exercised the entire Option.

5.5 In the event of a Change of Control of the Corporation, the unvested portion of the Option shall become immediately vested.

5.6 For the purpose of this Agreement, Change of Control shall occur when the Corporation is amalgamated, merged or consolidated with another corporation or when all or substantially all of the assets or more than 50% of the outstanding voting shares of the Corporation is acquired by any other corporation or person or group of persons, or La Caisse and Innovatech together cease to control more than 50% of the outstanding voting shares of the Corporation. La Caisse shall mean La Caisse de Depot et Placement du Quebec and its subsidiaries and Innovatech shall mean Societe Innovatech du Grand Montreal.

6         BONUS

6.1 Executive is entitled to an annual bonus of up to 100% of his annual base salary. Said bonus shall be payable on an annual basis at the discretion of the compensation committee based on profitability objectives recommended by the Executive and approved by the Board. Said bonus shall be payable no later than thirty days after approval by the Board.

7         VACATION

7.1 Executive shall be entitled to four weeks of paid vacation per fiscal year of the Corporation. Should Executive decide not to take all the vacation to which he is entitled in any fiscal year, Executive shall be entitled to take up to one (1) of such vacation weeks during the following fiscal year.

8         EXPENSES

8.1 Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses incurred by Executive from time to time in connection with carrying out his duties hereunder. Executive shall furnish to the Corporation supporting evidence for expenses in respect of which Executive seeks reimbursement.

8.2 During the initial six-month employment period, prior to Executive relocating to Montreal, Executive shall be reimbursed for all travel and lodging costs associated with time spent in Montreal. Executive shall furnish to the Corporation supporting evidence for expenses in respect of which Executive seeks reimbursement.

8.3 The Corporation agrees to provide the Executive with a monthly automobile allowance of $600 CDN upon his relocation to Montreal.

8.4 The Corporation agrees to reimburse the Executive for all reasonable and customary out-of-pocket moving costs incurred in respect of his relocation to Montreal.

9         TERMINATION

9.1 This Agreement may be terminated, except for continuing obligations hereunder as at any such termination, in any of the following eventualities and with the following consequences:

9.1.1 at any time, for Cause, on simple notice from the Corporation to Executive the whole without any other notice or any pay in lieu of notice or any indemnity whatsoever (except to the extent provided for in article 24) from the Corporation to Executive, and any further claims or recourse by Executive against the Corporation or its affiliates in respect of such termination; or

         "CAUSE" shall mean cause for dismissal without either notice or payment in lieu of notice for reasons of conviction of fraud or embezzlement, gross negligence, willful breach or reckless disregard or gross dereliction of duty, incapacity that in the Corporation's reasonable judgment is materially detrimental to the Corporation or refusal to perform employment functions in either case due to drug use or alcohol addiction, conviction of a felony, any of such, not corrected within thirty (30) days of notice to that effect and discriminatory practices governed by statute.

9.1.2 Upon three (3) month notice in writing from Executive to the Corporation, specifying his intention to resign, in which event the Corporation shall be obliged to pay Executive his base salary hereunder earned before the date of termination and keep all his benefits the same to the date of termination and the Corporation shall have no further obligations hereunder in the event of such resignation; or

9.1.3 Upon written notice from the Corporation to Executive during the period prior to Executive's relocation to Montreal, in the event of termination of his employment without Cause, in which event the Corporation shall pay Executive an indemnity in lieu of notice in a lump sum equal to six (6) months of Executive's base salary at the time of termination, and the Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination (Except for Section 9.1.5 and Section 24).

9.1.4 Upon written notice from the Corporation to Executive during the period subsequent to Executive's relocation to Montreal, in the event of termination of his employment without Cause, in which event the Corporation shall pay Executive an indemnity in lieu of notice in a lump sum equal to twelve (12) months of Executive's base salary at the time of termination, and the Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination (Except for Section 9.1.5 and Section 24).

9.1.5 If the Executive is terminated for reasons other than Cause the unvested portion of the Option shall be deemed to have vested at the rate of 125,000 shares per quarter commencing with the effective date of the Agreement, viz : after Q1- 125,000, after Q2- 250,000, after Q3- 375,000 and after Q4- 500,000.

9.2       For Disability/Death

          9.2.1 The Corporation may immediately terminate this Agreement by notice to Executive if Executive becomes permanently disabled. Executive shall be deemed to have become permanently disabled in the event of any mental incapacity or physical disability of such severity that Executive shall have been unable to attend to any normal duties with the Corporation for more than nine (9) consecutive months in any year or for twelve (12) months out of any period of twenty-four (24) consecutive months during the employment period.

          9.2.2 This Agreement shall terminate without notice upon the death of Executive.

          9.2.3 In the case of disability or death of the Executive, the unvested portion of the Option shall become immediately vested.


10        SEVERANCE PAYMENTS

10.2 Upon termination of Executive's employment for Cause or by the voluntary termination of employment of Executive as set forth in Sections 9.1.1 and 9.1.2, Executive shall not be entitled to any severance payment or any other payments at law or otherwise other than base salary earned by Executive before the date of termination. If Executive's employment is terminated for any reason other than the reasons set forth in Section 9.1.1 or 9.1.2, Executive shall be entitled to receive an indemnity in lieu of notice, severance payment or any other amount at law or otherwise, in a lump sum amount equal to six (6) months of Executive's base salary at the time of termination if Executive has not relocated to Montreal or twelve (12) months of Executive's base salary at the time of termination if Executive has relocated to Montreal. The Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination other than pursuant to Article 24.

11        CONFIDENTIALITY

11.1 Executive shall not, directly or indirectly, without the specific prior written consent of the Corporation, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for Executive's own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Corporation or its affiliates, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Corporation's business, or (ii) any non-public data or statistical information of the Corporation or its affiliates, whether created or developed by the Corporation or its affiliates or on their behalf or with respect to which Executive may have knowledge or access (including, without limitation, any of the foregoing created or developed by Executive), it being the intent of the Corporation and Executive to restrict Executive from disseminating or using any data or information that is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Corporation (the "Confidential Information"). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

          11.1.1 Information that, at the time of disclosure under this Employment Agreement or during Executive's employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Executive's employment, becomes part of the public domain by publication or otherwise through no action or fault of Executive or any other party subject to an obligation of confidentiality;

          11.1.2 Information that the Corporation authorizes Executive to disclose in writing; or

          11.1.3 Information that Executive is required to disclose pursuant to a final court order that the Corporation has had an opportunity (if possible) to contest prior to any such disclosure.


11.2 This undertaking to respect the confidentiality of the Confidential Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of Executive's employment with the Corporation for a period of three (3) years following the date of such termination.


12        NON-SOLICITATION

12.1 Executive agrees that he shall not, during his employment and for a period of twelve (12) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or the engagement of or otherwise entice away from the employment of the Corporation or its subsidiaries, any individual who is employed by the Corporation or its subsidiaries at the time of the termination of Executive's employment or who was employed by the Corporation or its subsidiaries in the six (6) month period preceding the termination of Executive's employment.

13        NON-COMPETITION

13.1 Provided that such termination does not result from a breach and so long as the severance payments reported in this Agreement are being paid, Executive agrees that during his employment and for a period of twelve (12) months after Executive ceases to be employed by the Corporation, Executive shall not, directly or indirectly, for Executive's own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Executive holds less than 5% of the outstanding shares) engage in any business or enterprise, in the United States of America, that directly or indirectly competes with the business of the Corporation, as it exists now or in the future during his employment.

14        INTELLECTUAL PROPERTY

14.1 For the purposes of this Agreement, the term "Inventions" means ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including but not limited to devices, processes, drawings, works of authorship, computer programs, methods and formulas together with any improvement thereon or thereto, derivative works therefrom and know-how related thereto made, developed or conceived by Executive while at the employment of the Corporation during working hours using the Corporation's data or facilities and which relates to the Corporation's areas of business.

14.2 Executive shall assign and hereby does assign all Inventions to the Corporation. Executive shall disclose all Inventions in writing to the Corporation, shall assist the Corporation in preparing patent or copyright applications for Inventions, and execute said applications and all other documents required to obtain patents or copyrights for those Inventions and/or to vest title thereto in the Corporation, at the Corporation's expense, but for no additional consideration to Executive. In the event that the Corporation requires assistance under this Section after termination of employment, Executive shall provide such assistance at the cost and expense of the Corporation.

14.3 During the term of this Agreement or after termination, on request of the Corporation and at the cost and expense of the Corporation, Executive shall execute specific assignments in favor of the Corporation or nominees of any of the

          Inventions covered by this Section, as well as execute all papers and perform all lawful acts that the Corporation considers reasonably necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights for the Inventions, and for transfer of any interest Executive may have, and shall execute any and all papers and lawful documents required or necessary to vest title in the Corporation or its nominee in the Inventions.

15        ENFORCEABILITY

15.1 Executive agrees that, for the purposes of Sections 11 to 15, all covenants and restrictions in favor of the Corporation are also made in favor of its subsidiaries and that the remedies provided for in this Section 15 also apply to its subsidiaries.

15.2 Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this Agreement, including, without limitation those contained in Sections 11 to 15 hereof, are reasonable and valid.

15.3 Without limiting the remedies available to the Corporation, Executive hereby expressly acknowledges and agrees that a breach of the covenants contained in Sections 11 to 15 may result in materially irreparable harm to the Corporation for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by the provisions of Sections 11 to 15 or such other relief as may be required to enforce specifically any of the covenants of Sections 11 to 15. Such proceedings shall not preclude the Corporation from claiming for damages that it has suffered.

16        RETURN OF MATERIALS

16.1 All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its affiliates and associates that may come into the possession or control of Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of Executive's employment for any reason, Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

17        GOVERNING LAW

          This Agreement shall be construed in accordance with and governed by the laws of the Province of Quebec.

18        SEVERABILITY

18.1 If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

19        NO ASSIGNMENT

19.1 Neither party may assign, pledge or encumber its interest in this Agreement nor assign any of the rights or duties of such party under this Agreement without the prior written consent of the other party.

20        SUCCESSORS

20.1 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of Executive.

21        SURVIVAL OF COVENANTS

21.1 Insofar as any of the obligations contained in this Agreement are capable of surviving termination of this Agreement they shall so survive and continue to bind Executive notwithstanding the termination of the Agreement for whatsoever reason.

22        COMPLETE UNDERSTANDING

22.1 Once signed, this Agreement replaces all prior written and/or oral agreements between Executive and the Corporation with regard to Executive's terms of employment with the Corporation. This Agreement may not be changed orally, but only in an agreement in writing signed by both parties.

23        LEGAL ADVICE

23.1 Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

24        INDEMNITY

24.1 The Corporation hereby agrees to indemnify and hold the Executive harmless to the maximum extent permitted under the law from and against any liability, claims and expenses arising out of or in any way related to the fulfillment by the Executive of his duties hereunder including reasonable attorneys fees and costs associated therewith provided, that the foregoing indemnification shall not apply to claims, liabilities and expenses arising from the gross negligence or willful malfeasance of the Executive.

25        BREACH

25.1 If the Corporation is in breach or default of any material provision of this Agreement and fails to cure such breach within 30 days after having received a written notice thereof from the Executive, the Executive shall have the right to terminate immediately this Agreement in which case the Executive shall be entitled to the rights he would have hereunder if he were terminated pursuant to section 9.1.4 hereof.

26        ENFORCEMENT EXPENSES

26.1 If either party hereto shall commence any legal proceedings against the other party with respect to any of the terms or conditions of this Agreement, the prevailing party shall also be awarded its costs and expenses of the litigation, including reasonable attorney's fees.

27        LANGUAGE

27.1 The parties hereto specifically requested that the present Agreement be drawn up in English. Les parties aux presentes ont specifiquement requis que cette convention soit redigee en anglais.


                            (SIGNATURES ON PAGE 11.)

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.




                                       TOUCHTUNES MUSIC CORPORATION



                                       /s/ Pierre Desjardins
                                       ---------------------------------------
                                       Pierre Desjardins



                                       Chairman of the Board



                                       EXECUTIVE




                                       /s/ John B. Perrachon
                                       ---------------------------------------
                                       John B. Perrachon